Exhibit 10.2

FORM OF NIELSEN HOLDINGS N.V.

PERFORMANCE RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of                     (the “Grant Date”) between Nielsen Holdings N.V., a Netherlands entity (hereinafter called the “Company”), and                     (the “Participant”). For purposes of this Agreement, capitalized terms not otherwise defined above or below, or in the Nielsen Holdings 2010 Stock Incentive Plan (the “Plan”), shall have the meanings set forth in Exhibit A attached to this Agreement and incorporated by reference herein.

WHEREAS, the Company desires to grant the Participant performance-based restricted Shares (the “Performance Restricted Shares”), as provided hereunder and pursuant to the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Performance Restricted Shares to the Participant as an incentive for increased efforts during Participant’s term of office with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officers to grant said Performance Restricted Shares.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Grant of the Performance Restricted Shares.

(a) On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to the Participant, a maximum number of Performance Restricted Shares equal to             Shares (the “Maximum Share Award”). For purposes of this Agreement, the target number of Performance Restricted Shares subject to the Award shall be             (the “Target Share Award”). The number of Performance Restricted Shares which the Participant will earn under this Agreement will be finally determined based upon the Company’s Relative Total Shareholder Return and Free Cash Flow achievements for the period commencing on January 1,             and ending on December 31,             (the “Performance Period”), in accordance with the provisions of Exhibit A attached to this Agreement and made a part hereof.

(b) The Performance Restricted Shares shall be issued in book-entry form on the Company’s share register in the name of the Participant on the Grant Date or as soon as practicable thereafter, with legends indicating that such Shares are subject to vesting and forfeiture restrictions as provided under this Agreement. The Participant shall take all such action as may be requested by the Company to cause the Performance Restricted Shares to be deposited with the Company, together with any executed stock powers and/or other instruments of transfer reasonably requested by the Company, to be held by the Company in escrow for the Participant’s benefit until such time as the Performance Restricted Shares are either forfeited by the Participant to the Company, the restrictions thereon terminate as set forth in this Agreement or the Shares are to be withheld pursuant to Section 8 hereof.

2. Earning of Performance Restricted Shares. Until the applicable vesting date(s) provided below, (i) the Performance Restricted Shares shall be subject to forfeiture by the Participant to the Company as provided in this Agreement, and (ii) the Participant may not sell, assign, transfer, discount, exchange, pledge or otherwise encumber or dispose of any of the Performance Restricted Shares unless the restrictions have terminated in accordance with the provisions of this Agreement.

(a) Service and Performance Requirements Absent a Change in Control. The Performance Restricted Shares shall become vested, earned and no longer subject to forfeiture based upon the level of achievement of the Company’s performance goals for the Performance Period as set forth on Exhibit A, as well as the conditions set forth in both subsections (i) and (ii) of this Section 2(a):

(i) Service Requirements.

(A) General Rule: Unless otherwise provided in this Agreement, so long as the Participant continues to be employed by the Company or any of its Subsidiaries through the end of the Performance Period, the Participant shall, on the Performance Vesting Date (defined in Section 2(a)(ii) below), vest in and earn the number of Performance Restricted Shares determined as set forth on Exhibit A hereto. If, prior to the end of the Performance Period, and absent the occurrence of any Change in Control, the Participant’s employment with Company and its Subsidiaries is terminated for any reason, then the Performance Restricted Shares shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment and this Agreement shall terminate without payment in respect thereof.

(B) Exceptions to Forfeiture on Termination of Employment: Notwithstanding clause (A) above, if, prior to the end of the Performance Period, and absent the occurrence of any Change in Control, the Participant’s employment with Company and its Subsidiaries is terminated:

(1) voluntarily by the Participant (other than due to Good Reason or the Participant’s death, Permanent Disability or Retirement) or involuntarily by the Company for Cause, then the Performance Restricted Shares shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment and this Agreement shall terminate without payment in respect thereof; or

(2) involuntarily by the Company and its Subsidiaries without Cause, by the Participant for Good Reason, by the Participant if mutually agreed to in writing by the Company with reference to this agreement and the amounts payable under this section, or due to the Participant’s death, Permanent Disability or Retirement, then the Participant will be eligible to earn a number of Performance Restricted Shares equal to the product of (x) the total number of Performance Restricted Shares that would have become vested and earned pursuant to Section 2(a)(ii) below (i.e., if and to the extent the Company has achieved the Company’s Relative Total Shareholder Return and Free Cash Flow Targets for the Performance Period as set forth on Exhibit A), if the Participant had remained employed with the Company or a Subsidiary through the end of the Performance Period, and (y) a fraction, the numerator of which is equal to the number of days between (and including) the Grant Date and the date the Participant’s employment so terminates, and the denominator of which is equal to 1095. Amounts payable under this provision shall be paid at the time such payment would have been made if employment had not terminated.

(ii) Performance Requirement. The Performance Restricted Shares shall, so long as the Participant remains employed with the Company or its Subsidiaries through the end of the Performance Period (or except as otherwise provided in Section 2(a)(i) above), become vested, earned and no longer subject to forfeiture in such number of Performance Restricted Shares as shall be determined as set forth on Exhibit A hereto. Whether and to what extent the Performance Restricted Shares shall become vested and earned shall be determined at a meeting of the Committee (such meeting date, the “Performance Vesting Date”) as soon as practicable following the end of the Performance Period pursuant to a certification by the Committee of the Company’s achievement, if any, of the applicable performance goals set forth on Exhibit A hereto.

(b) Effect of Change in Control. If a Change in Control occurs during the Performance Period, the Participant shall earn a number of Performance Restricted Shares as follows:

(1) if the Performance Restricted Shares are not assumed, continued, or restricted securities of equivalent value are not substituted for the Performance Restricted Shares by the Company or its successor and the Participant is employed with the Company or any of its Subsidiaries on the effective date of the Change in Control, then on the effective date of the Change in Control the Participant shall become vested in and earn 100% of the Target Share Award; but

(2) if the Performance Restricted Shares are assumed, continued or substituted by the Company or its successor, then the Participant shall become vested in and earn, on the last day of the Performance Period, so long as the Participant is employed with the Company or any of its Subsidiaries (or any successors thereto) on such date, 100% of the Target Share Award; provided, however, that if, prior to the end of the Performance Period, the Participant’s employment by the Company or any of its Subsidiaries (or any successors thereto) is involuntarily terminated by the Company and its Subsidiaries without Cause, terminated by the Participant for Good Reason, or terminates due to the Participant’s death, Permanent Disability or Retirement, then the Participant shall become vested in and earn 100% of the Target Share Award payable as promptly as practicable following such termination of employment.

(c) Release of Restrictions; Forfeiture. As promptly as practicable following the Performance Vesting Date or any other earlier vesting date provided under Section 2(b) above, the Company will take all actions necessary to remove the legends referenced in Section 1(b) above from the book-entry on the Company’s share register. All Performance Restricted Shares which do not vest and become earned as provided in Section 2 above, shall be forfeited by the Participant along with all rights thereto, and the ownership of such Shares shall immediately revert to the Company.

3. Adjustments Upon Certain Events. The Committee may, in its sole discretion, take any actions with respect to any unvested Performance Restricted Shares subject to this Agreement pursuant to Section 10 of the Plan.

4. Rights as Shareholder. Subject to the provisions of this Agreement, upon the issuance of the Performance Restricted Shares to the Participant, the Participant shall become the owner thereof for all purposes and shall have all rights as a stockholder, except that (1) the Participant shall have no right to receive or accrue dividends or distributions with respect to the unvested Performance Restricted Shares and (2) the Participant shall not exercise his or her voting rights with respect to the unvested Performance Restricted Shares.

5. No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary or offer letter provided by the Company or any Subsidiary to the Participant.

6. No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (i) that the Board/Committee has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (a) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the Performance Restricted Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (c) the termination of the Participant’s Employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of Employment.

7. Transferability. Performance Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 7 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

8. Withholding. Unless otherwise agreed by the Committee pursuant to the terms of the Plan, at the time the Performance Restricted Shares are granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes the Company to satisfy its withholding obligations, if any, from amounts payable hereunder or, at the Participant’s election, he may otherwise provide for the payment of such withholding obligations in cash, and the Participant further agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Performance Restricted Shares, to the maximum extent permitted by law. Unless the tax withholding obligations of the Participant, if any, are satisfied, the Company shall have no obligation to release such Performance Restricted Shares from any book-entry restrictions provided for herein.

9. Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of the Netherlands.

10. Performance Restricted Shares Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Performance Restricted Shares are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

11. Clawback. The Participant shall forfeit or repay amounts awarded hereunder, whether or not vested, if:

(a) The amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement or the correction of a material error; and

(b) The Participant engaged in intentional misconduct that caused or partially caused the material error; and

(c) The amount that would have been awarded to the Participant had the financial results been properly reported, would have been less than the amount actually awarded (such difference being the amount forfeited or repaid hereunder).

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

NIELSEN HOLDINGS N.V.

By:
Name:
Title:

PARTICIPANT

[NAME]

Exhibit A

The number of Earned TSR Performance Shares and Earned Free Cash Flow Performance Shares shall be added together to determine the total number of Performance Restricted Shares that will become vested, earned and no longer subject to forfeiture pursuant to the terms of the Agreement to which this Exhibit A is attached.

A. Relative Total Shareholder Return Award Opportunity.     percent (        %) of the Participant’s Target Share Award (the “TSR Target Shares”) shall be eligible to vest and be earned if and only if the Company’s Relative Total Shareholder Return during the Performance Period relative to the Relative Total Shareholder Returns of the companies in the Peer Group (the “Relative Company TSR”) at least equals or exceeds the     th percentile (the “TSR Threshold Target”). Subject to the Company’s achievement of the TSR Threshold Target, the number of Performance Restricted Shares that will become vested and earned hereunder shall be equal to the product of (x) the number of TSR Target Shares and (y) the TSR Performance Factor (as set forth in the table below) (such number of vested Shares, the “Earned TSR Performance Shares”). Fractional shares shall be rounded up to the next whole Share.

If the TSR Threshold Target is not achieved, no percentage of the TSR Target Shares will become vested or earned and such portion of the Performance Restricted Shares shall be immediately forfeited without consideration. If the TSR Threshold Target is met, the number of Earned TSR Performance Shares shall be determined as follows:

If the Relative Company TSR is at least equal to the:	Then the TSR Performance Factor is:
th Percentile		%
th Percentile		%
th Percentile		%

If the Relative Company TSR percentile ranking falls between two percentile rankings set forth above, the TSR Performance Factor shall be interpolated on a linear basis.

“Relative Total Shareholder Return” shall mean the amount equal to:

(a) the sum of:

(x) the Ending Stock Price minus the Beginning Stock Price, plus

(y) the amount of any cash dividends paid on a per share basis on any shares of common stock of the applicable company (calculated as if such dividends had been reinvested in the applicable company’s common stock at the end of the month in which each dividend is made, based on the ex-dividend date) cumulatively over the Performance Period; divided by

(b) the Beginning Stock Price.

“Beginning Stock Price” shall mean, for purposes of determining the Relative Total Shareholder Return for the Company and each company in the Peer Group, respectively, the average closing price per share of common stock of each such entity based on the twenty (20) trading day period ending immediately prior to January 1,             . For any company with more than one issue of common stock, the calculation shall be made on the primary (most actively traded) issue of stock.

“Ending Stock Price” shall mean, for purposes of determining the Relative Total Shareholder Return for each of the Company and each company in the Peer Group, respectively, the average closing price per share of common stock based on the twenty (20) trading day period ending immediately prior to (and including, if it is a trading day) December 31,             . For any company with more than one issue of common stock, the calculation shall be made based on the primary (most actively traded) issue of stock.

“Peer Group” shall mean that group of peer companies specified by the Committee and communicated to the Participant in writing separate and apart from this Agreement.

B. Free Cash Flow Award Opportunity.         percent (        %) of the Participant’s Target Share Award (the “Free Cash Flow Target Shares”) shall be eligible to vest and be earned if and only if the Company’s cumulative Free Cash Flow for the Performance Period as compared to $            (the “Free Cash Flow Achievement”) is at least equal to     % (the “Free Cash Flow Threshold Target”). Subject to the Company’s achievement of the Free Cash Flow Threshold Target, the number of Performance Restricted Shares that will become vested and earned hereunder shall be equal to the product of (x) the number of Free Cash Flow Target Shares and (y) the Free Cash Flow Performance Factor (as set forth in the table below) (such number of vested Shares, the “Earned Free Cash Flow Performance Shares”). Fractional shares shall be rounded up to the next whole Share.

If the Free Cash Flow Threshold Target is not achieved, no percentage of Free Cash Flow Target Shares will become vested or earned and such portion of the Performance Restricted Shares shall be immediately forfeited without consideration. If the Free Cash Flow Threshold Target is met, the number of Earned Free Cash Flow Performance Shares shall be determined as follows:

If the Free Cash Flow Achievement is at least equal to:	Then the Free Cash Flow Performance Factor is:
%		%
%		%
%		%
%		%
%		%
%		%
%		%

If the Free Cash Flow Achievement percentage falls between two percentages set forth above, the Free Cash Flow Performance Factor shall be interpolated on a linear basis.

“Free Cash Flow” shall mean net cash flow from operations minus capital expenditures, in accordance with U.S. Generally Accepted Accounting Principles and as reflected in the Company’s financial statements filed with the Securities and Exchange Commission. The Committee may, in its sole discretion, adjust free cash flow performance for extraordinary items including, but not limited to, mergers and acquisitions.

Other Definitions

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of

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any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant.

“Good Reason” shall mean, without the Participant’s consent, (i) a reduction in the Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

“Retirement” shall mean (i) any statutorily mandated retirement date required under laws applicable to the Participant or (ii) such other retirement date (which date may vary by Participant) as may be approved by the Committee or a designated officer of the Company, as delegated in accordance with the Plan.

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